SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2004

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On January 15, 2004, LCNB Corp. issued and earnings release announcing its financial results for the year ended December 31, 2003.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 9.

Item 12. Results of Operations and Financial Condition

On January 15, 2004, LCNB, Inc. issued and earnings release announcing its financial results for the year ended December 31, 2003.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 15, 2004	By: /s/ STEVE P. FOSTER
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

January 15, 2004

LCNB CORP. REPORTS EARNINGS FOR

YEAR ENDED DECEMBER 31, 2003

LCNB Corp. today announced earnings of $6,737,000, or $3.94 basic earnings per share for the year ended December 31, 2003, compared to $6,540,000, or $3.79 per share, for 2002.  Return on average assets for the years ended December 31, 2003 and 2002 were 1.31% and 1.32%, respectively.  Return on average equity for 2003 was 12.64%, compared to 13.00% for 2002.

Continued pressure on LCNB’s net interest margin (tax-equivalent net interest income divided by average interest-earning assets)  caused by continued, historically low market interest rates was largely responsible for a $736,000 decline in net interest income, from $19,493,000 for the year ended December 31, 2002 to $18,757,000 for 2003.  The margin decreased from 4.39% for 2002 to 4.09% for 2003.

The results for 2002 included expenses relating to the early payoff of $4.0 million in Federal Home Loan Bank notes and to LCNB’s conversion to a new data processing system.  Prepayment fees of $425,000 were incurred on the early payments and were included in other non-interest expenses in the consolidated statements of income.  To negate the financial impact of the prepayment fees, LCNB sold $17.7 million of U.S. Agency securities the same month and realized a gain of $408,000 from the sales.  At approximately the same time, LCNB purchased securities totaling $19.9 million.  These transactions were consummated in 2002 to minimize the anticipated decline in the net interest margin.  Training and conversion expenses totaling $263,000 relating to the data processing system conversion were incurred during 2002 and were also included in other non-interest expenses in the consolidated statements of income.

Non-interest income for 2003 was $6,797,000, or $1,582,000 greater than for the same period in 2002, excluding the $408,000 gain from sales of investment securities in 2002 mentioned above.  The increase is primarily the result of increased service charges on deposit accounts, increased activity in the real estate mortgage loan secondary market, and increased regular and contingency commissions received by Dakin Insurance Agency.

Non-interest expenses for 2003 totaled $15,725,000, or $708,000 greater than for the comparable period in 2002, excluding the $425,000 in prepayment penalties and the $263,000 in conversion expenses in 2002 mentioned above.  The increase was primarily due to increased salary and benefit costs, increased occupancy and equipment expenses, increased computer expenses primarily due to the system conversion, and increases in legal and other professional expenses.

Total assets increased $16.9 million, from $506.7 million at December 31, 2002 to $523.6 million at December 31, 2003.  The growth was in LCNB’s investment securities portfolio, which increased $14.9 million, and in federal funds sold, which increased $10.7 million.  The growth in the securities and federal funds sold portfolios were financed by a $7.0 million decrease in loans and a $20.8 million increase in total deposits.

The loan portfolio decreased primarily due to refinance activity as borrowers took advantage of historically low mortgage rates.  At the same time, LCNB was selling most new fixed-rate mortgage loans because management had determined that their rates would not be profitable in the long run.  Loans sold totaled $35.1 million during 2003, compared with $20.9 million for 2002.  As a result, the balance of mortgage loans serviced for others at December 31, 2003 was $54.8 million, compared to $36.6 million at December 31, 2002.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with eighteen offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Year Ended December 31,

(Dollars in thousands, except per share amounts)

	2003	2002	% Change

Condensed Income Statement
Interest income	$27,437	30,163	-9.04%
Interest expense	8,680	10,670	-18.65%
Net interest income	18,757	19,493	-3.78%
Provision for loan losses	658	348	89.08%
Net interest income after provision	18,099	19,145	-5.46%
Non-interest income	6,797	5,623	20.88%
Non-interest expense	15,725	15,705	0.13%
Income before income taxes	9,171	9,063	1.19%
Provision for income taxes	2,434	2,523	-3.53%
Net income	$6,737	6,540	3.01%
Basic earnings per common share	$3.94	3.79	3.96%
Dividends per common share	$2.125	2.025	4.94%
Average shares outstanding	1,708,627	1,723,774

Selected Balance Sheet Items
Investment securities	$153,901	139,049	10.68%

Loans	317,833	324,832	-2.15%
Less allowance for loan losses	2,150	2,000	7.50%
Net loans	315,683	322,832	-2.21%

Total assets	523,608	506,751	3.33%
Total deposits	463,033	442,220	4.71%
Long-term debt	4,197	6,253	-32.88%
Total shareholders' equity	52,448	51,930	1.00%

Book value per share	$31.09	$30.17	3.05%
Shares outstanding at period end	1,687,188	1,721,025

Selected Financial Ratios
Return on average assets	1.31%	1.32%	-0.76%
Return on average equity	12.64%	13.00%	-2.77%
Equity to assets ratio	10.02%	10.25%	-2.24%
Dividend payout ratio	53.93%	53.43%	0.94%
Net interest margin *	4.09%	4.39%	-6.83%

* tax-equivalent basis

Assets Under Management
LCNB Corp. total assets	$523,608	506,751	3.33%
Trust and investments **	165,499	119,263	38.77%
Mortgage loans serviced	54,802	36,592	49.76%
Business cash management **	20,985	16,668	25.90%
Broker accounts **	13,612	3,639	274.06%
Total assets managed	$778,506	682,913	14.00%

**  at fair market value